                      EMPLOYMENT AGREEMENT OF RICHARD MOSKOWITZ


      This Employment Agreement of Richard Moskowitz (this "Agreement") is made and entered into as of the 3rd day of January 2000 by and between Perceptronics, Inc. ("Company") and Richard Moskowitz ("Employee") with respect to the following facts:

      A. Company believes that Employee can contribute significantly to the overall success of Company's IC3D business.

      B. Company wishes to employ Employee and the Employee wishes to be employed by Company.

      C. Company and Employee wish to incorporate in part into this Agreement a memorandum agreement attached hereto as Exhibit A, concerning the terms of Employee's investment in Company and certain other matters (the "Investment Memorandum").

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. SERVICES TO BE PERFORMED BY THE EMPLOYEE. Employee shall provide to Company such services of managerial and operational nature as the Board of Directors shall determine from time to time to be reasonably necessary or advisable and in the best interests of Company in the course of its business. Employee shall hold the title of Chief Executive Officer. The Employee agrees that, to the best of his ability and experience, he will, at all times, loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

      2. OTHER ACTIVITIES. At all times during the term of this Agreement, Employee may not engage or participate for his own account, whether directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, or in any other capacity in any business which is competitive with Company.

      3. TERM OF THE AGREEMENT. Unless terminated earlier pursuant to the terms hereof, the term of this Agreement shall be three (3) years beginning on the date hereof and terminating on December 31, 2002. The parties shall consult on or before July 1, 2002 regarding whether this Agreement shall be renewed or extended.


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      4.    COMPENSATION.  In consideration for the services to be performed by
Employee hereunder, Employee shall receive an annual salary of one hundred fifty thousand dollars ($150,000), payable in accordance with Company's established payroll procedures, but not less often than monthly. Notwithstanding the foregoing, Employee's annual salary shall not be paid to Employee but shall be accrued until the earlier to occur of the following: (a) the Board of Directors in consultation with Employee determines that Company has the ability to pay such compensation on a cash basis to Employee or (b) Company raises $1,000,000 of capital investment, commencing as of November 19, 1999, including any investment made pursuant to the Investment Memorandum.

      5.    BONUSES.

      (a) In addition to the compensation set forth in paragraph 4 above, during the term of this agreement Employee shall be entitled to receive an annual bonus ("Bonus") equal to 5% of the annual gross receipts up to $5,000,000 collected from any new contracts, licensing agreements, royalties, partnerships or joint ventures obtained or generated by Company in the areas of its IC3D technology and services, PGTS and other training simulation systems, HLA research and development and related business activities (collectively, "New Business"), and 7 1/2 % of the annual gross receipts in excess of $5,000,000 collected from New Business, provided, however, that in no case shall the Bonus with respect to any item of New Business for the relevant accounting period ever exceed the amount of Gross Profits of such item of New Business for such period.


      (b) For purposes of the above calculation, the term "Gross Profits" shall mean gross revenue from the relevant New Business minus direct costs, but without any deduction for the Bonus paid or to be paid to Employee or for indirect costs or overhead as shown in the audited annual financial statements prepared by Company's independent accountants.

      (c) At the end of each of the first, second and third quarters of each calendar year, the Bonus shall be estimated on a year-to-date basis and 75% of the estimated Bonus due, if any, shall be paid within 45 days of the end of each such quarter. At the end of the fourth quarter of each calendar year, the Bonus for the year just completed, less any estimated Bonus payments already made to Employee, shall be paid within 30 days following completion of the audited annual financial statements and acceptance thereof by the Board.

      6. BENEFITS. Employee shall be entitled to receive such benefits as Company may provide for its employees from time to time. Employee shall receive four (4) weeks of vacation each year.


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      7.    STOCK OPTIONS.

      (a) As additional compensation for services rendered, the Company shall grant to Employee, at the beginning of each year of services hereunder, stock options ("Options") giving the Employee the right to purchase, during the first year hereunder, 240,000 shares of the common stock of Company and, during each of the second and third years hereunder, 240,000 shares of the common stock of the Company.

      (b) The Options shall vest as follows: 60,000 shares immediately following the end of the first calendar quarter hereunder and, thereafter, at the rate of 60,000 shares immediately following the end of each subsequent calendar quarter during which Employee is faithfully carrying out his duties hereunder. The rights under the Options shall remain exercisable for a period of three (3) years from the date of vesting, subject to the terms and conditions of this Agreement. The exercise price of the Options shall be the market price of the common stock upon the date of grant, which, in the case of the first year, shall be deemed to be 54 cents per share.

      (c) The Options shall contain customary anti-dilution protections. If the Company should at anytime register its common stock, then Employee shall have piggyback registration rights exercisable within thirty (30) days of notice. Employee shall be entitled to customary indemnification in any registration. In the event of a sale, merger, acquisition, dissolution, conveyance, transfer or other disposition or series of transactions resulting in a change of control of Company, or a sale by Company of all or substantially all its assets, all remaining Options shall be granted to Employee and all outstanding unvested rights to purchase shares under the Options shall vest immediately.

      (d) The Options shall be qualified under the Company's 1999 Stock Option Plan for Employees and Consultants (the "Plan"). The parties understand that while the Plan was approved at the September 1999 shareholders meeting, no Form S-8 Registration Statement has been filed covering this plan in order to obtain an exemption under Section 25102(f) nor has the Plan been qualified with the State of California, and no options can be granted under this plan unless there is an applicable exemption under California law or until the Plan has been qualified with the State of California. The Company will use its best efforts to obtain an exemption or to qualify the plan as quickly as possible. The parties further understand that a sufficient number of options for the full term of the Agreement are not being authorized under the Plan. Company will use its best efforts to amend the Plan to increase the number of options authorized.

      (e) In the event that a sufficient number of qualified options are not available to meet the requirements of this agreement as described in 7(a) above, non-qualified options will be granted in sufficient quantity to make up the shortfall, and such non-qualified options shall all


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vest at the time of grant.


      8.    TERMINATION.

      8.1 Termination for Cause. Company shall have the right (but not the obligation) to terminate this Agreement at any time during the term hereof by written notice for the following causes:

      (a) Upon 20 days notice and right to cure, if cure is possible, for conduct that is detrimental to Company's reputation, goodwill or business operations;

      (b) Employee's death or disability, or such other condition as shall prevent Employee from the performance of his duties hereunder for a period in excess of six (6) months;

      (c) Upon 20 days notice and right to cure, if cure is possible, for gross neglect or breach of Employee's duties or misconduct in discharging such duties and without notice and a right to cure for habitual neglect or breach of Employee's duties and misconduct in discharging such duties;

      (d) Upon 20 days notice and right to cure, if cure is possible, for Employee's failure or refusal to comply with the directions of the Board of Directors, and without notice and a right to cure for habitual failure or refusal to comply with the reasonable directions of the Board of Directors.

      (e) In the event that Employee resigns his position as Chief Executive Officer.

       f) In the event that in the period commencing November 19, 1999 and continuing through December 31, 2000, Company does not either (i) raise at least $1,500,000 of capital or, alternatively, (ii) generate sales revenue from the IC3D project of at least $500,000, or in the event that in the calendar year 2001 Company does not generate sales revenue from the IC3D project of at least $1,500,000.

      (g) Upon termination for cause, payment of all unearned compensation shall cease immediately and any unvested Options shall be terminated immediately.

      8.2   Termination Without Cause

      (a) Company shall have the right to terminate this Agreement without cause at any time upon 30 days written notice, in which case Employee shall receive the following benefits:
       (i) The immediate vesting (or granting and vesting) of the equivalent of one year's


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            worth of rights to purchase common stock under the Options, specifically, the rights to purchase 240,000 shares of common stock if the termination occurs before the end of the first calendar quarter hereunder, or the rights to purchase 240,000 shares of common stock if the termination occurs after the end of the first calendar quarter hereunder, or the rights to purchase such lesser amount of shares to the extent that such rights remain unvested during the third year of this Agreement;
            (ii) Annual salary for a period of one year ($150,000), to be paid to Employee on the same terms as if no termination had occurred; and
            (iii) The Bonus that is due or would be due for the original term of this Agreement, based on New Business obtained or generated by Company up to the date of termination, which Bonus shall be calculated and paid to Employee as if no termination had occurred.

      (b) Notwithstanding the foregoing, if Company terminates this Agreement at any time through and including June 30, 2000, regardless of the overall return to shareholders or at any time thereafter and the overall return to shareholders on an annualized basis is 100% or more utilizing a share price of 54 cents as of January 1, 2000 as a baseline (which price represents an approximate weighted average of the prices at which the Company's common stock traded in December 1999), then Employee shall receive the following benefits:

      (i) The immediate grant and vesting of all Options (described in Section 7 above) that remain outstanding under this Agreement;
      (ii) Annual salary (described in Section 4 above) for the remaining term of this Agreement, to be paid to Employee on the same terms as if no termination had occurred; and
      (iii) The Bonuses (described in Section 5 above) that are due or would be due for the original term of this Agreement, which Bonus shall be calculated and paid to Employee as if no termination had occurred For purposes of this paragraph, the overall return to shareholders shall be calculated taking into account any dividends or other distributions and based on the average prices at which the common stock has traded in the public marketplace during the previous thirty (30) days prior to the termination. The annualized rate of return shall be calculated on a compounded monthly basis.

      8.3 Accrued Salary. In the event that Employee is terminated either for cause or without cause prior to payment to him of the accrued salary, such salary shall be paid to him on the same terms set forth in Section 4 above, that is, when the Board of Directors has determined that Company has the ability to pay such compensation or Company has raised $1,000,000 of capital investment.


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      9.    BOARD OF DIRECTORS.  Company shall appoint Employee to Company's
Board of Directors.

      10. INDEMNIFICATION. Company shall save and hold harmless Employee from and against any claim of liability or loss (including reasonable attorney's fees) arising as a result of Employee's activities or services hereunder to the fullest extent permitted by law.

      11.   CONFIDENTIALITY.   Employee shall, at no time, either during his
employment or following the termination of his employment for any reason, use or disclose to any person, directly or indirectly, any business secret, customer list or other confidential information concerning the business or policies of Company, except to the extent that such use or disclosure is (i) necessary to the performance of Employee's duties hereunder, (ii) required by applicable law;
(iii) authorized by the Company; or (iv) lawfully obtainable from other sources. Upon the termination of his employment, Employee shall return to Company all memoranda, notes and other documents in his possession that relate to the business secrets, customer lists and other confidential information of Company.

      12. INTEGRATION. This Agreement is the entire agreement between the parties hereto with respect to the subject hereof and supersedes all prior agreements between the parties with respect to the matters expressly contained herein. The parties affirm and ratify the agreement set forth in the Investment Memorandum, and it is hereby incorporated into this Agreement, but, to the extent any conflict exists between the Investment Memorandum and this Agreement, this Agreement shall be controlling. Any waiver or modification of any provision of this Agreement shall only be effective if in writing and duly executed by all parties hereto.

      13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

      14. NOTICES. Any communication, notice or demand a party may be required or may desire to give hereunder shall be in writing and delivered by personal service, telecopied (with oral confirmation of receipt from the office of the addressee) or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

      If to the Company:      Perceptronics, Inc.
                              21010 Erwin Street
                              Woodland Hills, CA 91367
                              Facsimile (818) 348-3485
                              Attn: Gershon Weltman


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

      If to the Employee:     Richard Moskowitz
                              1 Hickory Drive
                              Westport, Conn. 06880
                              Facsimile (203) 226-8086

      Any party may change its address or fax number for notice by written notice given to the other in the manner provided in this section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or telecopied, if by personal service or telecopied, and on the date shown on the return receipt or other evidence of delivery if mailed.

      15. FURTHER ASSURANCES. The parties agree to execute such instructions and such other instruments and agree to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

      16. NO ASSIGNMENT. This Agreement is a personal service contract and may not be assigned by either party.

       17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      18. ARBITRATION. All controversies, claims or disputes between Employee and Company or any of its officers, directors or shareholders, including without limitation, contract, tort or other controversies, claims or disputes, shall be arbitrated in accordance with the California Employment Dispute Resolution rules of the American Arbitration Association. All arbitration proceedings shall be held in Los Angeles, California. The award of the arbitrators in any arbitration proceeding shall be final and may be enforced in any court of competent jurisdiction. The unsuccessful party to such arbitration proceeding shall pay to the successful party all costs and expenses, including without limitation, reasonable attorney's fees incurred therein by the successful party, all of which shall be included in and as part of the award or judgment rendered in such proceeding.

      19. SEVERABILITY. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part, for any reason, such provision shall be ineffective only to the extent of such illegality or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




"COMPANY"  -  PERCEPTRONICS, INC.



by:
   ---------------------------------            -------------------
    Gershon Weltman                             Date
    Chairman of the Board


"EMPLOYEE"


------------------------------------            -------------------
Richard Moskowitz                               Date



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                              MEMORANDUM OF AGREEMENT




This Memorandum of Agreement is entered into as of November 19, 1999 by Perceptronics, Inc. (the "Company") and Richard Moskowitz (also referred to as "you" in the following).

1. On January 3, 2000, or sooner by mutual agreement of the parties, you will become an active employee of the Company and shall have the title of Chief Executive Officer, with primary responsibility for managing and growing the IC3D business, which shall include without limitation guiding the design of demonstration applications, marketing and selling the technology, managing operational and personnel issues for the IC3D business and ensuring that the Company has the funding required to implement the foregoing.

2. Initially, you will not be paid a salary. However, as soon as the parties agree that it is warranted the amount of the salary and other terms of employment shall be established as part of an employment agreement to be negotiated in good faith between you and the Board of Directors. The Company shall reimburse you for reasonable out-of-pocket expenses.

3. The Company is relying on you and has the confidence that you will be able to accomplish three key immediate objectives:
      a) Obtaining, adequate working capital for the Company, which the parties estimate to be in the range of $500,000 to $1,000,000 over the next six months, and which includes a minimum of $100,000 that need to be invested over the next 45 days and another $100,000 that will need to be invested within the following 45 days;
      b) Completing development of the IC3D demonstration applications that will be necessary to accomplish the Company's short term sales goals; and
      c) Securing for the Company, one or more initial customers for its technology.

4. In return for your services, and to show its confidence in your ability to meet the above objectives, the Company shall grant to you, as of November 19, 1999 warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $0.25 for a period of three years.

5. Within the next 45 days you shall make an investment of $100,000 into the Company (including $26,000 of which shall be invested on or before November 19, 1999) and in return you shall receive 400,000 shares of the Company's common stock. Upon making the entire $100,000 investment you shall also be granted warrants to purchase 400,000 shares of the Company's common stock at an exercise price of $0.25 for a period of three years.

6.    You shall be appointed to the Company's Board of Directors.

7. The parties understand that the terms of this agreement and the terms of any subsequent employment agreement and financing agreements must be approved by the Board of Directors of Perceptronics.


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



This Memorandum of Agreement shall be effective as of the date first set forth above.




_______________________________________
Gershon Weltman
CEO and Chairman of the Board
Perceptronics, Inc.




_______________________________________
Richard Moskowitz




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